Exhibit 4.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT, BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION COPY

NOTE PURCHASE AGREEMENT

Dated as of November 13, 2024

Among

WHEELS UP PARTNERS LLC

WHEELS UP CLASS A-1 LOAN TRUST 2024-1

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Subordination Agent

Table of Contents

Schedules

Schedule I	Aircraft
Schedule II	Concentration Limits
Schedule III	Required Terms

Annex

Annex A	Definitions

Exhibits

Exhibit A	Form of Closing Notice
Exhibit B	Form of Participation Agreement
Exhibit C	Form of Indenture
Exhibit D-1	Form of Maintenance Provider Consent (Pratt & Whitney – GMCP)
Exhibit D-2	Form of Maintenance Provider Consent (Pratt & Whitney – Eagle Service Plan)
Exhibit E	Form of CFO Certificate
Exhibit F	Form of LTV Certificate

-i-

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of November 13, 2024 (this “Agreement”), is among (i) WHEELS UP PARTNERS LLC, a Delaware limited liability company (the “Company”), (ii) WHEELS UP CLASS A-1 LOAN TRUST 2024-1, a statutory trust formed and existing under the laws of Delaware (the “Class A-1 Trust”) and (iii) WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association (“WTNA”), as subordination agent and trustee (in such capacity together with its successors in such capacity, the “Subordination Agent”) under the Intercreditor Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Annex A hereto;

WHEREAS, as of the date hereof, the Company owns the business jet aircraft listed in Schedule I hereto;

WHEREAS, pursuant to this Agreement the Company wishes to finance from time to time each of the Aircraft hereunder;

WHEREAS, pursuant to declaration of trust dated November 1, 2024, Wheels Up has caused the formation of the Class A-1 Trust, to facilitate certain of the transactions contemplated hereby, including, without limitation, the issuance of loans (“Loans”) to provide financing, among other things, for the purchase by the Class A-1 Trust of the Equipment Notes to be issued in respect of, and secured by a security interest in, each of the Aircraft;

WHEREAS, the Company has caused the Class A-1 Trust to enter into the Class A Revolving Loan Agreement, dated as of November 13, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Loan Agreement”) with the lenders named therein, or otherwise a party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), pursuant to which the Class A-1 Trust, as borrower, will borrow Loans from the Lenders from time to time;

WHEREAS, (a) concurrently with the execution of this Agreement, the parties thereto are entering into the Indenture and the Participation Agreement, and (b) on each Scheduled Closing Date (or such later date as provided herein), subject to the terms and conditions of this Agreement, the parties thereto will enter into the Indenture Supplement and the Participation Agreement Supplement in respect of the Aircraft specified in the relevant Closing Notice, and the Company will issue the Equipment Notes relating to such Aircraft; and

WHEREAS, in order to effect the financing of each Aircraft, the Class A-1 Trust will fund its purchase of Equipment Notes with the proceeds of Loans pursuant to the Loan Agreement.

[Note Purchase Agreement]

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Financing of Aircraft. (a) The Company confirms that it currently owns the Initial Aircraft. The Company may finance the Initial Aircraft (and any other Eligible Aircraft) from time to time in the manner provided herein, all on and subject to the terms and conditions hereof and of the Operative Agreements. On the terms and conditions of this Agreement, the Class A-1 Trust commits to purchase during the Availability Period the Series A-1 Equipment Notes, in an aggregate principal amount at any time outstanding up to the Maximum Facility Amount (the “Commitment”). The Subordination Agent on behalf of the Class A-1 Trust agrees to purchase, during the Availability Period, at a purchase price of 100% of the principal amount thereof, the Series A-1 Equipment Notes in an aggregate principal amount at any time outstanding up to the amount of the Commitment in effect from time to time. For avoidance of doubt, any principal amount of a Series A-1 Equipment Note that has been redeemed during the Availability Period shall be deemed to constitute an unused portion of the Commitment, and shall be available to be reborrowed by the Company pursuant to this Agreement (by way of issuance of further Series A-1 Equipment Notes) during the Availability Period.

(b)            In furtherance of the foregoing and in connection with the issuance of any Equipment Note for any Aircraft hereunder, the Company shall give the parties hereto notice substantially in the form of Exhibit A hereto (a “Closing Notice”) of the Scheduled Closing Date for such Aircraft no later than 11:00 a.m. (New York City time) at least three Business Days prior to such Scheduled Closing Date (or, if Section 1(e) applies, a Business Day thereafter and before the Cut-off Date for such Aircraft), which notice shall:

(i)            specify the expected Closing Date of such Aircraft;

(ii)           identify the Eligible Aircraft to be financed;

(iii)          instruct the Class A-1 Trust to enter into a Participation Agreement Supplement with respect to such Aircraft in such form and at such a time on or before the expected Closing Date specified in such Closing Notice and to perform its obligations under the Participation Agreement with respect to such Aircraft; and

(iv)          specify the aggregate principal amount of Equipment Notes, if any, to be issued, and purchased by the Class A-1 Trust, in connection with the financing of such Aircraft scheduled on such expected Closing Date (which shall be in substantially the forms attached to the Indenture and include the Required Terms, subject to Section 1(c) below).

[Note Purchase Agreement]

(c)            Upon receipt of a Closing Notice, the Class A-1 Trust shall, and shall cause the Subordination Agent to, enter into the relevant Participation Agreement Supplement and perform its obligations under the Participation Agreement in respect of the Aircraft specified in such Closing Notice, provided that the relevant Participation Agreement Supplement, Indenture Supplement and Equipment Notes shall be substantially in the forms thereof annexed hereto in all respects and, if modified in any material respect, the consent of the relevant Lenders (as specified in the Loan Agreement) shall have been obtained by the Company. Notwithstanding the foregoing, the Indenture and any Indenture Supplement may be modified to the extent required for the issuance of Equipment Notes subject to the terms of Section 9.1(c) or 9.1(d) of the Intercreditor Agreement, whichever may be applicable. With respect to each Aircraft, on the Closing Date therefor, WTNA (or such other person that meets the eligibility requirements to act as loan trustee under the Indenture) shall execute as Loan Trustee the Participation Agreement Supplement, Indenture Supplement and Equipment Notes relating to such Aircraft, and the Company shall concurrently therewith execute such Participation Agreement Supplement, Indenture Supplement and Equipment Notes and perform its respective obligations thereunder.

(d)            The Company agrees that all Equipment Notes issued pursuant to the Indenture shall initially be registered in the name of the Subordination Agent on behalf of the Class A-1 Trust (or, in the case of any Additional Series Equipment Notes, on behalf of the Additional Series Trustee with respect to the corresponding Additional Series Obligations).

(e)            If the financing of any Aircraft on the Scheduled Closing Date therefor (the “Delayed Aircraft”) in the manner contemplated hereby shall not be consummated for any reason on such Scheduled Closing Date, the unapplied funds advanced by the Lenders under the Loan Agreement intended to fund the purchase of the Equipment Notes relating to such Delayed Aircraft, shall, pursuant to Section 2.1(a)(i) of the Loan Agreement, be held in a separate account with WTNA for the benefit of such Lenders with respect to such Equipment Notes until the earlier of (x) the application of such funds to purchase the relevant Equipment Notes with respect to such Delayed Aircraft and (y) the date that is 5 Business Days after the Scheduled Closing Date with respect to such Delayed Aircraft (or such earlier Business Day as specified by the Company on a least one Business Day’s prior written notice; such 5th or earlier Business Day, the “Prefunding Expiry Date”); provided that if the Equipment Notes relating to such Delayed Aircraft have not been purchased prior to the applicable Prefunding Expiry Date (which, for the avoidance of doubt, may be the Cut-off Date), such unapplied funds shall be paid as provided in the Loan Agreement. The Company agrees to pay the Class A-1 Trust, for the account of the Lenders, a commitment fee (but, other than as set forth in the following sentence, without make-whole, pre-payment or other cost, fee or penalty) equal to the interest that would have accrued on the appliable Equipment Notes with respect to each Delayed Aircraft from and including such original Scheduled Closing Date to but excluding the earlier of the date in clause (x) or (y) of this Section 1(e) as though such prefunded amounts were used by the Class A-1 Trust to acquire the applicable Equipment Notes with respect to such Delayed Aircraft on such original Scheduled Closing Date, which commitment fee shall be due and payable, in the case of clause (x), on the first Payment Date (as defined in the Indenture) thereafter or, in the case of clause (y), not more than three Business Days following the Prefunding Expiry Date. The Company shall also pay to the Class A-1 Trust, for the account of the Lenders, Breakage Amounts relating to such prefunded amounts. For avoidance of doubt, in the case of clause (y) above, the Company may schedule a new Scheduled Closing Date for such Aircraft by giving a new Closing Notice with respect thereto at any time, and the provisions of this Section 1 shall be applicable to such new Scheduled Closing Date.

[Note Purchase Agreement]

(f)            The Company shall have no liability for the failure of the Class A-1 Trust to purchase Equipment Notes with respect to any Aircraft.

(g)            Termination or Reduction of Commitment.

(i)            The Commitment is subject to voluntary reduction or termination by the Company upon three Business Days’ prior written notice to the Class A-1 Trust and the Subordination Agent, provided any such reduction is in a minimum amount of $100,000 (or if less, the total amount of the unused Commitment). The Commitment once terminated may not be reinstated.

(ii)           The aggregate amount of the Commitment shall automatically without further action by any Person be reduced to zero on the Commitment Termination Date.

(iii)          Notwithstanding anything herein or in any other Operative Agreement to the contrary, the obligation of the Class A-1 Trust to purchase any Equipment Notes shall terminate on the Commitment Termination Date.

(iv)          The aggregate amount of the Commitment may be reduced to zero by written notice from the Loan Trustee (acting upon the written instructions of the Controlling Party) to the Company at any time when an Event of Default (as defined in the Indenture) has occurred and is continuing (subject to any applicable cure periods).

(h)            Commitment Fee. The Company agrees to pay to the Subordination Agent (on behalf of the Class A-1 Trust) in arrears on each Payment Date (as defined in the Indenture) and on the Commitment Termination Date a fee equal to, from the date hereof through and including the last day of the Availability Period, (i) 0.35% per annum on the daily unused amount of the Class A-1 Trust’s Commitment, in the event that the utilization of the Class A-1 Trust’s Commitment is greater than or equal to 50% during the Availability Period, and (ii) 0.50% per annum on the daily unused amount of the Class A-1 Trust’s Commitment, in the event that the utilization of the Class A-1 Trust’s Commitment is less than 50% during the Availability Period (the “Commitment Fee”).

(i)            Inability to Determine Rates. Subject to Section 2.14 of the Indenture, if, on or prior to the first day of any Interest Period for any Equipment Note, the Loan Trustee determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, the Loan Trustee will promptly so notify the Company and the Class A-1 Trust. Upon receipt of such notice, (i) the Company may revoke any pending Closing Notice or, failing that, the Company will be deemed to have converted any such Closing Notice into a request for a funding of Equipment Notes bearing interest at the Alternate Debt Rate in the amount specified therein and (ii) any outstanding affected Equipment Notes will be deemed to have been converted into Equipment Notes bearing interest at the Alternate Debt Rate at the end of the applicable Interest Period.

(j)            Increased Cost Amounts; Breakage Amounts; Indemnified Taxes. Without duplication of any other amounts payable under the Financing Agreements, the Company shall pay all Increased Cost Amounts, Breakage Amounts and Indemnified Taxes (each as defined in the Loan Agreement) to the Class A-1 Trust for the benefit of the Lenders promptly as the same shall become due and owing under the Loan Agreement.

[Note Purchase Agreement]

Section 2.               Conditions Precedent. The obligation of the Class A-1 Trust to enter into, and to cause the Subordination Agent to enter into, a Participation Agreement Supplement with respect to any Aircraft as directed pursuant to a Closing Notice, and to perform its obligations under the Participation Agreement in respect of such Aircraft, is subject to satisfaction of the following conditions:

(a)            as of the Scheduled Closing Date, after giving pro forma effect to the issuance of the Equipment Notes specified in such Closing Notice and any payments under any Equipment Notes that may be due and payable between the date such Closing Notice is delivered and the Scheduled Closing Date specified therein, no Concentration Breach or LTV Ratio Trigger Event shall exist;

(b)            such Aircraft shall be an Eligible Aircraft;

(c)            the Original Amount (as defined in the Form Indenture) of the Series A-1 Equipment Notes requested in respect of such Aircraft shall not exceed 75% of the Adjusted Fair Market Value of such Aircraft;

(d)            no Triggering Event shall have occurred;

(e)            the Scheduled Closing Date specified in such Closing Notice shall be on or prior to the Commitment Termination Date; and

(f)             as of the Scheduled Closing Date, after giving pro forma effect to the issuance of the Equipment Notes specified in such Closing Notice and any payments under any Equipment Notes that may be due and payable between the date such Closing Notice is delivered and the Scheduled Closing Date specified therein, the Aggregate Outstanding Principal Balance shall not exceed the Maximum Facility Amount; provided, however, that if the requested Original Amount specified in the Closing Notice would result in the Aggregate Outstanding Principal Balance exceeding the Maximum Facility Amount, then the Closing Notice shall be deemed to be for the maximum amount of Original Amount that may then be borrowed without exceeding the Maximum Facility Amount.

Anything herein to the contrary notwithstanding, the obligation of the Class A-1 Trust to purchase Equipment Notes with respect to an Aircraft pursuant to any Closing Notice shall terminate on the Cut-off Date with respect to such Aircraft, subject to the Company’s right to deliver a new Closing Notice for such Aircraft as described in Section 1(e).

Section 3.                Representations and Warranties. (a) The Company represents and warrants to the parties hereto and to each Lender on the date hereof and on each Closing Date that:

(i)            the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Parent and its consolidated subsidiaries taken as a whole (a “Material Adverse Effect”);

[Note Purchase Agreement]

(ii)           the Company is a “citizen of the United States” as defined in Section 40102(a)(15) of the Act, and holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 of the United States Code, as amended, for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo;

(iii)          the Company has the full corporate power, authority and legal right under the laws of the State of Delaware to execute and deliver this Agreement and each Operative Agreement to which it is a party and to carry out the obligations of the Company under this Agreement and each Operative Agreement to which it is a party;

(iv)          the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement and each Operative Agreement to which it is a party have been duly authorized by the Company and will not violate its Certificate of Formation or operating agreement or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound;

(v)           this Agreement and each Operative Agreement to which it is a party constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity;

(vi)          except as disclosed in the Disclosure Documents (as defined below), the Company is not in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its properties may be subject, except for such defaults that would not have a Material Adverse Effect;

(vii)         no consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required for the valid authorization, execution and delivery by the Company of this Agreement and the Operative Agreements to which it is or will be a party and for the consummation of the transactions contemplated herein and therein, except filings or recordings with the FAA, the IR and under the Uniform Commercial Code (the “UCC”) or other laws in effect in any applicable jurisdiction governing the perfection of security interests, which filings or recordings, with respect to any particular Aircraft, shall have been made, or duly presented for filing or recordation, or shall be in the process of being duly filed or filed for recordation, on or prior to the Closing Date for such Aircraft;

[Note Purchase Agreement]

(viii)        no representation or warranty of the Company contained in this Agreement or any other Operative Agreement or any other document or certificate furnished by or on behalf of the Company (this Agreement, the other Operative Agreements and such other related documents or certificates, together with the Financial Statements and the Subject Filing, the “Disclosure Documents”) or any of its Subsidiaries to the Loan Trustee, the Subordination Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Operative Agreements, taken as a whole, contained as of the date such representation, warranty, document or certificate was so furnished, any material misstatement of fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading in their presentation of the Parent and its Subsidiaries taken as a whole. It is understood that (i) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance, conditions or values, and the assumptions on which they were based or concerning any information of a general economic nature or general information about the Parent’s and its Subsidiaries’ industry, contained in any such representation, warranty, document or certificate, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (A) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent and (B) such assumptions were believed by such management to be reasonable and (ii) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct;

(ix)          except as disclosed in the Disclosure Documents, the Company and its Subsidiaries have good and marketable title to all properties and assets owned by them, in each case free from liens, encumbrances and defects except where the failure to have such title and the presence of such liens, encumbrances and defects would not have a Material Adverse Effect; and except as disclosed in the Disclosure Documents, the Company and its subsidiaries hold any leased property under valid and enforceable leases with no exceptions that would have a Material Adverse Effect;

(x)           except as disclosed in the Disclosure Documents, there is no action, suit or proceeding before or by any governmental agency or body or court, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties that individually (or in the aggregate in the case of any class of related lawsuits), could reasonably be expected to result in a Material Adverse Effect or that could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement or the Operative Agreements to which the Company is a party;

(xi)          except as disclosed in the Disclosure Documents, no labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent that could reasonably be expected to have a Material Adverse Effect;

[Note Purchase Agreement]

(xii)         the Company and its Subsidiaries each has all necessary consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self regulatory organizations and all courts and other tribunals, to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Disclosure Documents, except to the extent that the failure to so obtain, declare or file would not have a Material Adverse Effect;

(xiii)        except as disclosed in the Disclosure Documents, (x) neither the Company nor any of its Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim individually or in the aggregate is reasonably expected to have a Material Adverse Effect, and (y) the Company is not aware of any pending investigation which might lead to such a claim that is reasonably expected to have a Material Adverse Effect;

(xiv)        except as disclosed in the Disclosure Documents, (x) the Financial Statements and the related notes thereto present fairly in all material respects the financial position of the Parent and its consolidated Subsidiaries as of the respective dates indicated and the results of their operations, changes in stockholders’ equity and the changes in their cash flows for the periods specified and (y) the Financial Statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby except as otherwise stated therein. Since the date of the Financial Statements, except as disclosed in the Disclosure Documents, there has been no event or occurrence that has had a Material Adverse Effect, and no development reasonably likely to result in a material adverse change in the condition (financial or otherwise) business or results of operations of Parent and its Subsidiaries, taken as a whole;

(xv)         the Company is not, nor (based on applicable law as in effect on the date hereof) will the Class A-1 Trust be, as of the execution and delivery of the Loan Agreement, an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), in each case required to register under the Investment Company Act; and after giving effect to the making of the Loans and the application of the proceeds thereof as described in the Disclosure Documents, the Class A-1 Trust will not result in the creation of, an “investment company”, as defined in the Investment Company Act, in each case required to register under the Investment Company Act and in making the foregoing determinations as to the Class A-1 Trust the Company and the Class A-1 Trust is relying upon an analysis that the Class A-1 Trust will not be deemed to be an “investment company” under Rule 3a-7 promulgated by the U.S. Securities and Exchange Commission, under the Investment Company Act, although other exemptions or exclusions may be available to the Class A-1 Trust. The Class A-1 Trust is not a “covered fund” as defined in the final regulations issued December 10, 2013, implementing the “Volcker Rule” (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act);

[Note Purchase Agreement]

(xvi)        none of the Appraisers is an affiliate of the Company or, to the knowledge of the Company, has a substantial interest, direct or indirect, in the Company. To the knowledge of the Company, none of the officers and directors of any of such Appraisers is connected with the Company or any of its affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions;

(xvii)       the Parent (A) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the material assets of the Parent and its consolidated Subsidiaries and (B) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary: (x) to permit preparation of financial statements in conformity with GAAP and (y) to maintain accountability for assets; (3) access to material assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for material assets is compared with the existing material assets at reasonable intervals and appropriate action is taken with respect to any differences;

(xviii)      the Company and its Subsidiaries have instituted and maintained policies and procedures designed to promote and achieve compliance with the Foreign Corrupt Practices Act of 1977, as amended, and to the knowledge of the Company, the Company and its subsidiaries have conducted their businesses in compliance with such policies and procedures;

(xix)         none of the Company nor any of its Subsidiaries (collectively, the “Company Entity”) or, to the knowledge of the Company, any director, executive officer or affiliate of the Company Entity is a Person that is itself, or is controlled by a Person that is, currently the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, “Sanctions”); and the Company represents and covenants that the Company will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (x) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of a comprehensive economic embargo by the United States, or (y) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as arranger, advisor, lender or otherwise); and

[Note Purchase Agreement]

(xx)          On each Closing Date, if the Adjusted Fair Market Value for any Aircraft being financed on such Closing Date (as set forth in the Appraisals in respect of such Aircraft delivered in advance of such Closing Date) has been calculated on a “full life” basis as described in the proviso at the end of the definition of “Adjusted Fair Market Value”, (i) each of the Engines (as defined in the Indenture) relating to such Aircraft is, on such Closing Date, enrolled and participating in an Engine Maintenance Agreement (as defined in the Indenture) that is in full effect and under which payment of reserves by or on behalf of the Company is current on payment, if applicable, and covers relevant maintenance as relates to the maintenance tasks covered by such reserves and otherwise not in breach on such Closing Date and (ii) subject to the terms and conditions of such Engine Maintenance Agreement and the related Maintenance Provider Consent, the account balances held by the relevant maintenance provider under such Engine Maintenance Agreement, if applicable, are assignable or otherwise transferrable to the extent set forth therein.

(b)            WTNA represents and warrants on the date hereof and on each Closing Date that:

(i)            WTNA is a national banking association duly incorporated, validly existing and in good standing under the laws of the United States and is a “citizen of the United States” as defined in Section 40102(a)(15) of the Act, and has the full corporate power, authority and legal right under the laws of the United States and of the state of the United States in which it is located pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Operative Agreement to which it is a party and to carry out the obligations of WTNA, in its capacity as Subordination Agent or trustee for the Class A-1 Trust (“Trustee”), as the case may be, under this Agreement and each Operative Agreement to which it is a party;

(ii)           the execution and delivery by WTNA, in its capacity as Subordination Agent or Trustee, as the case may be, of this Agreement and the performance by WTNA, in its capacity as Subordination Agent or Trustee, as the case may be, of its obligations under this Agreement have been duly authorized by WTNA, in its capacity as Subordination Agent or Trustee, as the case may be, and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

(iii)          this Agreement constitutes the legal, valid and binding obligations of WTNA, in its capacity as Subordination Agent or Trustee, as the case may be, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(c)            The Class A-1 Trust hereby confirms to each of the other parties hereto that its representations and warranties set forth in Section 5.1 of the Loan Agreement are true and correct as of the date hereof and as of each Closing Date.

[Note Purchase Agreement]

(d)            The Subordination Agent represents and warrants on the date hereof and on each Closing Date that:

(i)            the Subordination Agent is a national banking association duly incorporated, validly existing and in good standing under the laws of the United States, and has the full corporate power, authority and legal right under the laws of the United States and of the state of the United States in which it is located pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Operative Agreement to which it is a party and to perform its obligations under this Agreement and each Operative Agreement to which it is a party;

(ii)           this Agreement has been duly authorized, executed and delivered by the Subordination Agent; this Agreement constitutes the legal, valid and binding obligations of the Subordination Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity;

(iii)          none of the execution, delivery and performance by the Subordination Agent of this Agreement contravenes any law, rule or regulation of the state of the United States in which it is located or any United States governmental authority or agency regulating the Subordination Agent’s banking, trust or fiduciary powers or any judgment or order applicable to or binding on the Subordination Agent and do not contravene the Subordination Agent’s articles of association or by-laws or result in any breach of, or constitute a default under, any agreement or instrument to which the Subordination Agent is a party or by which it or any of its properties may be bound;

(iv)          neither the execution and delivery by the Subordination Agent of this Agreement nor the consummation by the Subordination Agent of any of the transactions contemplated hereby requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action with respect to, any governmental authority or agency of the state of the United States in which it is located or any federal governmental authority or agency regulating the Subordination Agent’s banking, trust or fiduciary powers;

(v)           there are no Taxes payable by the Subordination Agent imposed by any state of the United States in which it is located or any political subdivision or Taxing Authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement), and there are no Taxes payable by the Subordination Agent imposed by any state of the United States in which it is located or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Equipment Notes (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement); and

[Note Purchase Agreement]

(vi)          there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement.

Section 4.               Covenants. (a) The Company covenants with each of the other parties hereto and the Lenders that:

(i)            subject to Section 4(a)(iii) of this Agreement, the Company shall at all times maintain its corporate existence and shall not wind up, liquidate or dissolve or take any action, or fail to take any action, that would have the effect of any of the foregoing;

(ii)           the Company shall at all times remain a U.S. Air Carrier (as defined in the Indenture) and shall at all times be otherwise certificated and registered to the extent necessary to entitle the Loan Trustee to the rights afforded to secured parties of aircraft equipment under Section 1110;

(iii)          Section 4.07 of the Indenture is hereby incorporated by reference herein;

(iv)          [Intentionally Omitted].

(v)           promptly after the occurrence of a Triggering Event or an Indenture Default resulting from the failure of the Company to make payments on any Equipment Note and on every Regular Distribution Date while the Triggering Event or such Indenture Default shall be continuing, the Company will, at the Subordination Agent’s request from time to time but in any event no more frequently than once every three months, provide to the Subordination Agent a statement setting forth the following information with respect to each Aircraft then subject to the lien of the Indenture: (A) whether the Aircraft are currently in service or parked in storage, (B) the maintenance status of the Aircraft and (C) the location of the Engines (as defined in the Indenture). As used in the preceding sentence, the terms “Triggering Event”, “Indenture Default”, and “Regular Distribution Date” shall have the respective meanings set forth in the Intercreditor Agreement as originally executed;

(vi)          upon each anniversary of the Effective Date, the Company shall furnish to the Loan Trustee a certificate of the Chief Financial Officer of the Company in substantially the form of Exhibit E hereto;

(vii)         [Intentionally Omitted];

(viii)        the Company shall cooperate as reasonably requested by the Class A-1 Trust, or any Lender in respect thereof, to maintain the existence of the Class A-1 Trust, and shall pay the reasonable fees and expenses of the Class A-1 Trust in connection therewith;

[Note Purchase Agreement]

(ix)          the Company shall deliver to the Subordination Agent:

(1)            in respect of each financial year of the Parent, audited consolidated financial statements of the Parent which are prepared in accordance with GAAP which represent fairly and accurately in all material respects the financial position of the Parent and its Subsidiaries as at the end of such financial year and results of operations and cash flows for the period then ended; and deliver to the Subordination Agent a copy of such financial statements as soon as practicable but not later than 120 days after the end of the financial year to which they relate;

(2)            in respect of each quarterly period in each financial year of the Parent (except the fourth), unaudited (or audited, if available) consolidated financial statements of the Parent which are prepared in accordance with GAAP which represent fairly and accurately in all material respects the financial position of the Parent and its Subsidiaries as at the end of such quarterly period and results of operations and cash flows for the period then ended; and deliver to the Subordination Agent a copy of such financial statements as soon as practicable but not later than 60 days after the end of the quarterly period to which they relate; and

(3)            in lieu of delivering to the Subordination Agent the financial statements referred to in clauses (1) and (2) above, the Company may cause such financial statements to be publicly available on the internet within the time period set forth in clauses (1) and (2) above, respectively, at a location identified to the Subordination agent in writing; and

(x)           The Company agrees (A) to pay, or cause to be paid, to each of the Class A-1 Trustee, the Facility Agent and the Security Trustee from time to time reasonable compensation for all services rendered by them under the Operative Agreements and the Trust Obligation Agreements (as defined in the Indenture) including, without limitation, all expenses of the Class A-1 Trust in connection therewith (subject to any agreed fee estimates, and which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) and (B) except as otherwise expressly provided herein or in any other Operative Agreement, to reimburse, or cause to be reimbursed, the Class A-1 Trustee, the Facility Agent or the Security Trustee upon its request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Class A-1 Trustee, the Facility Agent or the Security Trustee, as the case may be, in accordance with any provision of the Operative Agreements or Trust Obligation Agreements (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith or as may be incurred due to such Person’s breach of its representations and warranties set forth in the Operative Agreements or Trust Obligation Agreements.

(b)            WTNA, in its individual capacity, covenants with each of the other parties to this Agreement that it will, immediately upon obtaining knowledge of any facts that would cast doubt upon its continuing status as a “citizen of the United States” as defined in Section 40102(a)(15) of the Act and promptly upon public disclosure of negotiations in respect of any transaction which would or might adversely affect such status, notify in writing all parties hereto of all relevant matters in connection therewith. Upon WTNA giving any such notice, WTNA shall, subject to Section 9.01 of the Indenture, resign as Loan Trustee in respect of the Indenture.

[Note Purchase Agreement]

(c)            LTV Test and Cure Rights.

(i)            (A) On or prior to each Scheduled Collateral Test Date and (B) within 30 days of any other Collateral Test Date, the Company will be required to deliver to the Loan Trustee (x) three (3) Appraisals, each from a different Appraiser and dated no earlier than 60 days prior to the applicable Collateral Test Date, and (y) a certificate in substantially the form of Exhibit F demonstrating whether or not an LTV Ratio Trigger Event has occurred as of such Collateral Test Date, based on the Appraisals delivered pursuant to clause (x); provided that in the case of clause (B), the Company shall be required to deliver new Appraisals only in respect of the Aircraft subject to the relevant Engine Maintenance Agreement, and the relevant LTV Ratio calculations will be based on such Appraisals and, in relation to any other Aircraft, the Appraisals delivered on the most recent Scheduled Collateral Test Date (or, prior to the first Scheduled Collateral Test Date, the Appraisals delivered in connection with the initial Closing Date).

(ii)           If such certificate described in (c)(i) above demonstrates that an LTV Ratio Trigger Event has occurred and is continuing as of such Collateral Test Date, the Company shall, on a date that is no later than 30 days after such Collateral Test Date (the “Collateral Cure Date”), (1) redeem in part Equipment Notes at par (pro rata across each Series and with respect to each Aircraft) in an aggregate amount equal to (but not exceeding) the amount required such that, after giving effect to such redemption (an “LTV Cure Redemption”), no LTV Ratio Trigger Event shall be continuing (such amount, the “Cure Amount”); and/or (2) provided the Cure Amount, after giving effect to prepayments made pursuant to clauses (1) above, is less than 10% of the Aggregate Outstanding Principal Balance, deposit cash in an aggregate amount equal to the Cure Amount into an Eligible Account established pursuant Section 3.06(x) of the Indenture (the “Cure Cash Collateral Account”) and/or (3) pledge additional aircraft (of any model included in the Initial Aircraft or otherwise listed in the definition of “Eligible Aircraft”) to the Loan Trustee, pursuant to an Indenture Supplement or a security agreement in form and substance reasonably satisfactory to the Majority Lenders (as defined in the Loan Agreement), such that after giving effect to such pledge, no LTV Ratio Trigger Event shall be continuing.

(iii)          If the Company elects to cure any LTV Ratio Trigger Event by depositing the Cure Amount into the Cure Cash Collateral Account, the Company will be required to, on a date that is no later than 180 days after the Collateral Cure Date (the “Cash Collateral End Date”), deliver new Appraisals (dated no earlier than 60 days prior to such Cash Collateral End Date) to the Loan Trustee. If, as of such Cash Collateral End Date, an LTV Ratio Trigger Event has occurred and is continuing, the Company shall be required to make an LTV Cure Redemption in an aggregate amount equal to the amount required to cure the then existing LTV Ratio Trigger Event, provided, however, that if no LTV Ratio Trigger Event is continuing as of such Cash Collateral End Date, all or part of the Cure Amount shall be released to the Company in an aggregate amount such that, after giving effect to such release, no LTV Ratio Trigger Event shall exist.

[Note Purchase Agreement]

(d)            Change of Control Put Option.

(i)            Within 30 days following the occurrence of any Change of Control, the Company shall provide a written notice to the Class A-1 Trust (and the Class A-1 Trust shall promptly forward such notice to each Lender) containing the following information (such notice, a “Change of Control Offer”):

(1)            that a Change of Control has occurred and that such Lender has the right to require the Class A-1 Trust to prepay such Lender’s outstanding Loans (in whole, but not in part) at a prepayment price equal to 100% of the unpaid principal amount thereof, in each case plus accrued and unpaid interest to the date of prepayment and any accrued and unpaid Commitment Fees, Breakage Amounts and/or Increased Costs Amounts payable to such Lender;

(2)            the date of prepayment (the “Prepayment Date”), which shall be no earlier than 15 days nor later than 30 days from the date such Change of Control Offer is mailed; and

(3)            a statement that any Lender wishing to have its Loans prepaid pursuant to such Change of Control Offer must comply with Section 4(d)(ii) of this Agreement.

(ii)           In order to accept any Change of Control Offer, a Lender must provide written notice (such notice, a “Change of Control Option Notice”) to the Class A-1 Trust and the Company in writing prior to 12:00 noon, New York City time, at least five Business Days prior to the Prepayment Date with respect to such Change of Control Offer (the “Election Time”) of such Lender’s election to require the Class A-1 Trust to prepay all of such Lender’s outstanding Loans pursuant to such Change of Control Offer and the principal amount of such Lender’s Loans to be prepaid.

(iii)          If any Change of Control Notice is delivered in accordance with Section 4(d)(ii) above, the Company shall, on the Prepayment Date, redeem Class A-1 Equipment Notes at par (pro rata with respect to each Aircraft) in an aggregate principal amount equal to the principal amount of Loans to be prepaid pursuant to such Change of Control Notice, together with accrued interest thereon to the date of redemption and any accrued and unpaid Commitment Fees, Breakage Amounts and/or Increased Costs Amounts payable to such Lender, but without any premium or penalty.

(e)            Concentration Breach. If, as of the date of any redemption of Equipment Notes by the Company pursuant to Section 2.10(a) or Section 2.11(c) of the Indenture, a Concentration Breach occurs as a result of such redemption, the Company shall, on a date that is no later than 30 days after such redemption date, (1) redeem in part Equipment Notes at par (pro rata with respect to the Series A-1 Equipment Notes for each Aircraft of the model with respect to which a Concentration Breach exists) in an aggregate amount equal to (but not exceeding) the amount required such that, after giving effect to such redemption, such Concentration Breach shall not be continuing; and/or (2) pledge additional aircraft (of any model included in the Initial Aircraft or otherwise listed in the definition of “Eligible Aircraft”) to the Loan Trustee, pursuant to an Indenture Supplement or a security agreement in form and substance reasonably satisfactory to the Majority Lenders (as defined in the Loan Agreement), such that after giving effect to such pledge, such Concentration Breach shall not be continuing.

[Note Purchase Agreement]

(f)            Liquidity Reserve.

(i)            At all times while any Equipment Notes are outstanding, the Company shall maintain (A) amounts on deposit in an Eligible Account established pursuant to Section 3.06(y) of the Indenture (the “Liquidity Reserve Account”) and/or (B) one or more Liquidity Reserve Letters of Credit, such that the amounts on deposit in the Liquidity Reserve Account together with the amounts available for drawing under the Liquidity Reserve Letters of Credit shall be at least equal to the Liquidity Reserve Required Amount.

(ii)           If, on any Liquidity Reserve Determination Date, the amount on deposit in the Liquidity Reserve Account, together with the amounts available for drawing under the Liquidity Reserve Letters of Credit, is less than the Liquidity Reserve Required Amount (such amount, a “Shortfall Amount”), then the Company shall no later than two (2) Business Days thereafter (i) deposit in cash an amount equal to such shortfall in the Liquidity Reserve Account or (ii) provide a Liquidity Reserve Letter of Credit (or increase the amount available to be drawn under any existing Liquidity Reserve Letter of Credit) in an amount equal to or greater than such shortfall.

(iii)          If on any Liquidity Reserve Determination Date, so long as no Event of Default has occurred and is continuing, the amount on deposit in the Liquidity Reserve Account, together with the amounts available for drawing under the Liquidity Reserve Letters of Credit, exceeds the Liquidity Reserve Required Amount, the Company, upon request to the Loan Trustee, shall be entitled to (i) withdraw in cash amounts from the Liquidity Reserve Account and/or (ii) reduce the amounts available to be drawn under any Liquidity Reserve Letter of Credit, in each case in an aggregate amount not to exceed the amount of such excess. Without limiting the foregoing, so long as no Event of Default has occurred and is continuing the Company may elect on any Business Day to adjust the amounts available in the Liquidity Reserve Account (by depositing or withdrawing amounts therein) or the amounts available to be drawn under any Liquidity Reserve Letter of Credit (by providing a new Liquidity Reserve Letter of Credit and/or increasing or reducing the amount available to be drawn under any outstanding Liquidity Reserve Letter of Credit) so long as, immediately following such adjustment, the Borrower is in compliance with Section 1(f)(i) above.

(iv)          On each Liquidity Reserve Determination Date, the Liquidity Reserve Required Amount will be calculated by the Loan Trustee (and notified to the Company in writing) based on Term SOFR as determined with respect to the following Payment Date and assuming Term SOFR will remain constant for the applicable 6-month period.

[Note Purchase Agreement]

(v)           (a) If an Event of Default (as defined in the Indenture) shall have occurred and is continuing and the Equipment Notes have either been accelerated pursuant to Section 5.02(b) of the Indenture or have become due at maturity, the Loan Trustee shall be entitled and authorized to withdraw any amounts on deposit in the Liquidity Reserve Account or make drawings on the Liquidity Reserve Letters of Credit in order to pay any Secured Obligations then due and payable, and (b) if an Event of Default has occurred and is continuing pursuant to Section 5.01(i) of the Indenture by way of non-payment of scheduled interest payable on any Payment Date, the Loan Trustee is authorized to withdraw any amounts on deposit in the Liquidity Reserve Account or make drawings on Liquidity Reserve Letters of Credit in order to pay such interest falling due and payable on such Payment Date.

Section 5.               Notices. Unless otherwise specifically provided herein, all notices required or permitted by the terms of this Agreement shall be in English and in writing, and any such notice shall become effective (i) upon receipt when sent through email, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (ii) one Business Day after delivery to an overnight courier, (iii) on the date personally delivered to an authorized officer of the party to which sent, or (iv) on the date transmitted by legible telecopier transmission with a confirmation of receipt, addressed to such party hereto at its address, email address or facsimile number set forth below the signature of such party at the foot of this Agreement or to such other address, email address or facsimile number as such party may hereafter specify by notice to the other parties.

Section 6.               Expenses. So long as no Equipment Notes have been issued in respect of any Aircraft, the Company agrees to pay, (i) all compensation and reimbursement of expenses and disbursements payable by the Company under each Operative Agreement and (ii) all compensation and reimbursement of expenses and disbursements payable to the Subordination Agent under the Intercreditor Agreement except with respect to any income or franchise taxes incurred by the Subordination Agent in connection with the transactions contemplated by the Intercreditor Agreement.

Section 7.               Further Assurances. Each party hereto shall duly execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as any other party hereto shall reasonably request in connection with its administration of, or to carry out more effectually the purposes of, or to better assure and confirm unto it the rights and benefits to be provided under, this Agreement.

Section 8.               Miscellaneous.

(a)            Provided that the transactions contemplated hereby have been consummated, in whole or in part, and except as otherwise provided for herein, the representations, warranties and agreements herein of the Company, the Subordination Agent and the Class A-1 Trust, and the Company’s, the Subordination Agent’s and the Class A-1 Trust’s obligations under any and all thereof, shall survive the execution and delivery of this Agreement and the issuance of the Equipment Notes referred to herein, and may be relied upon by any subsequent Lender, regardless of any investigation made at any time by or on behalf of such Lender, on the condition and understanding that such representations and warranties are made only as of the date hereof and each Closing Date.

[Note Purchase Agreement]

(b)            This Agreement may be executed in any number of counterparts (and each of the parties hereto shall not be required to execute the same counterpart). Each counterpart of this Agreement, including a signature page executed by each of the parties hereto, shall be an original counterpart of this Agreement, but all of such counterparts together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by electronic transmission (in .pdf format) shall be effective as delivery of a manually executed counterpart hereof. This Agreement may be in the form of an Electronic Record (as defined herein) and may be executed using Electronic Signatures (as defined herein) (including, without limitation, .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper communication which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC § 7006, as it may be amended from time to time.

(c)            Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. The index preceding this Agreement and the headings of the various Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and permitted assigns, the Class A-1 Trust and the Subordination Agent and its successors as Subordination Agent under the Intercreditor Agreement.

(d)            This Agreement is not intended to, and shall not, provide any person not a party hereto (other than the Lenders, and each of the beneficiaries of Section 1(j) and Section 6 hereof) with any rights of any nature whatsoever against any of the parties hereto, and no person not a party hereto (other than the Lenders and each of the beneficiaries of Section 1(j) and Section 6 hereof) shall have any right, power or privilege in respect of, or have any benefit or interest arising out of, this Agreement. To the extent that this Agreement expressly confers upon, gives or grants any right, representation, warranty, power, privilege, benefit, interest, remedy or claim to the Lenders or any of the beneficiaries of Section 1(j) and/or Section 6 hereof (including, but not limited to rights, powers, privileges, benefits, interests, remedies and claims under Section 1(j) and/or Section 6), each such person is hereby recognized as a third party beneficiary hereunder and may enforce any such right, power, privilege, benefit, interest, remedy or claim.

Section 9.               Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK.

[Note Purchase Agreement]

Section 10.             Corporate Transparency Act. WTNA is expressly entitled to assume for all purposes in respect of the Corporate Transparency Act (31 U.S.C § 5336) and its implementing regulations (collectively, the “CTA”), that the Class A-1 Trust is an Exempt Entity (as such term is used in the CTA) and is exempt from any filing or registration requirements with the FinCEN under the CTA. If it shall be determined that such assumption is incorrect and the CTA requires that a filing or registration be made with FinCEN, it shall be the obligation and duty of the Company, and not WTNA (in its individual capacity and as trustee under the Class A-1 Trust), to cause such required filing to be made on behalf of, and otherwise comply with the obligations of the Class A-1 Trust under the CTA, if any. The Company and WTNA (in its individual capacity and as trustee under the Class A-1 Trust) agree that for purposes of the CTA, the United Way Worldwide (an entity registered as a charitable association under the laws of the United States and Section 510(c)(3) of the Internal Revenue Code of the United States) is and shall be deemed to be the sole direct beneficial owner of the Class A-1 Trust, and acknowledge that WTNA as trustee under the Class A-1 Trust acts solely as a directed trustee at the direction of the Subordination Agent pursuant to the terms of the declaration of trust dated November 1, 2024 that caused the formation of the Class A-1 Trust and the Financing Agreements.

[Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

WHEELS UP PARTNERS LLC

By:	/s/ Eric Cabezas
	Name:	Eric Cabezas
	Title:	Interim Chief Financial Officer

Address:

Wheels Up Partners LLC

2135 American Way
Chamblee, GA 30341 United States of America
Attn: Chief Legal Officer
Email: legal@wheelsup.com

 [Note Purchase Agreement]

WHEELS UP CLASS A-1 LOAN TRUST 2024-1

By: Wilmington Trust, National Association, as Trustee

By:	/s/ Andrew Walker
	Name:	Andrew Walker
	Title:	Assistant Vice President

Address:

c/o Wilmington Trust, National Association 1100 North Market Street Wilmington, DE 19890-1605 United States of America Attn: Corporate Trust Administration Email: ajwalker1@wilmingtontrust.com

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, except as otherwise provided herein, but solely as Subordination Agent

By:	/s/ Andrew Walker
	Name:	Andrew Walker
	Title:	Assistant Vice President

Address:

Wilmington Trust, National Association 1100 North Market Street Wilmington, DE 19890-1605 United States of America Attn: Corporate Trust Administration Email: ajwalker1@wilmingtontrust.com

[Note Purchase Agreement]

SCHEDULE I to
Note Purchase Agreement

INITIAL AIRCRAFT

[***]

SCHEDULE I Page 1

[Note Purchase Agreement]

SCHEDULE II to
Note Purchase Agreement

CONCENTRATION LIMITS

1.            Weighted Average Age of the Portfolio on any Concentration Test Date (calculated based on (and after giving effect to) each Aircraft’s Age at the applicable Closing Date, rather than each Aircraft’s Age at the applicable Concentration Test Date) not to exceed 12 years.

2.            On any Concentration Test Date, the aggregate outstanding principal balance of the Series A-1 Equipment Notes issued in respect of each of the Eligible Aircraft models set forth below, measured as a percentage of the Maximum Facility Amount, shall not exceed the applicable Concentration Limit with respect to such Eligible Aircraft model set forth below:

Aircraft Model	Concentration Limit
Citation X, Excel and XLS (in aggregate)	18%
Hawker 400XP	20%
King Air 350i	50%

SCHEDULE II Page 1

[Note Purchase Agreement]

SCHEDULE III to
Note Purchase Agreement

REQUIRED TERMS

Equipment Notes

Obligor: Wheels Up

Maximum Principal Amount:

The Aggregate Outstanding Principal Balance of the Series A-1 Equipment Notes shall not exceed, as of any date of determination, the Maximum Facility Amount.

Indenture

Debt Rate (as such term is defined in Annex A of the form of Indenture marked as Exhibit C of the Note Purchase Agreement (the “Indenture Form”)) for Series A-1 (computed on the basis of a 360-day year and actual days elapsed, payable quarterly in arrears) with respect to the applicable Payment Date (as defined in the Indenture): Term SOFR (as defined in the Indenture Form), plus the Applicable Margin.

Applicable Margin:	(a) For the period from (and including) the Effective Date to (but excluding) the Commitment Termination Date, 1.75% per annum, (b) for the period from (and including) the Commitment Termination Date to (but excluding) the first anniversary of the Commitment Termination Date, 2.25% per annum and (c) for the period from (and including) the first anniversary of the Commitment Termination Date to (but excluding) the Maturity Date, 2.75% per annum.

Payment Due Rate:              Debt Rate plus 2% per annum.

Payment Dates:	February 15, May 15, August 15 and November 15 (commencing February 15, 2025) and the Maturity Date.

Maturity Date:	November 13, 2029.

Prepayment Premium:	None.

Redemption:	As provided in Article II of the Indenture Form.

SCHEDULE III Page 1

[Note Purchase Agreement]

ANNEX A to
Note Purchase Agreement

DEFINITIONS

“Act” means 49 U.S.C. §§ 40101-46507.

“Additional Series Equipment Notes” means Equipment Notes of each series issued under the Indenture and designated other than as “Series A-1” issued thereunder, if any.

“Additional Series Obligations” has the meaning given to the term “Additional Junior Obligations” in the Intercreditor Agreement.

“Additional Series Trustee” the meaning given to the term “Additional Junior Trustee” in the Intercreditor Agreement.

“Adjusted Fair Market Value” means, with respect to any Aircraft, the lower of the mean and the median of the fair market values of such Aircraft, in each case, as adjusted by the relevant Appraiser to account for utilization, as set forth in three (3) Appraisals with respect to the applicable date of determination (each from a different Appraiser); provided that, if the Aircraft is subject to an engine maintenance program under which payment of reserves by or on behalf of the Company is current, the Adjusted Fair Market Value shall assume “full life” (or other applicable) engine maintenance status as relates to the maintenance tasks covered by such reserves, in accordance with the relevant Appraiser’s methodology.

“Affiliate” of any Person means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided that (i) beneficial ownership by any “person” or “group” of 10% or more of the voting Capital Stock of a Person shall be deemed to be control and (ii) the terms “person,” “group” and “beneficial owner” shall have the meanings ascribed to them when such terms are used pursuant to Section 13(d), Section 14(d) and Rule 13d-3 of the Exchange Act, respectively; provided, further, that each of Delta Air Lines, Inc. (“Delta”), CK Wheels LLC (“CK Wheels”), Knighthead Capital Management, LLC, Certares Management LLC and Cox Investment Holdings LLC (“CIH”) (and in each case any of their Affiliates or portfolio companies) will be deemed not to be Affiliates of Parent and its Subsidiaries or any other Affiliates of Parent.

“Age” means, as of any date of determination and with respect to any Aircraft, the number of years (rounded to the nearest hundredth) since the manufacture of such Aircraft calculated by reference to the date of delivery of such Aircraft from the manufacturer.

“Aggregate Appraised Value” means, as of any date of determination, the sum of the Adjusted Fair Market Values as of such date with respect to each Aircraft (excluding any such Aircraft as to which all Equipment Notes under the applicable Indenture have been redeemed or otherwise repaid).

ANNEX A

[Note Purchase Agreement]

“Aggregate Outstanding Principal Balance” means, as of any date of determination, the aggregate outstanding principal amount of the Class A Obligations as of such date after giving effect to all principal payments made in respect of the Equipment Notes on or prior to such date.

“Aircraft” means each aircraft in the Initial Aircraft and each other Eligible Aircraft specified on any Closing Notice, and, as to each such aircraft, following the Closing Date therefor, shall mean such “Aircraft” as defined in, and to the extent subject to, the Indenture (excluding any such Aircraft as to which all Equipment Notes under the applicable Indenture have been redeemed or otherwise repaid).

“Appraisal” means each desktop appraisal prepared by an Appraiser and delivered by the Company to the Loan Trustee.

“Appraiser” means each of (i) Ascend by Cirium, (ii) Aviation Management Consulting, Inc., (iii) Aircraft Bluebook (currently published by Informa markets) and (iv) any other independent nationally recognized ISTAT certified appraiser agreed by the Company and the Loan Trustee (acting at the direction of the Majority Lenders (as defined in the Loan Agreement)).

“Availability Period” means the period from and including the Effective Date to and including the Commitment Termination Date.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq.

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York or Wilmington, Delaware.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity, but shall not include any debt securities convertible or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition until so converted or exchanged.

“Change of Control” means the occurrence of one or more of the following events: the consummation of any transaction (including, without limitation, by merger, consolidation, acquisition or any other means) as a result of which any “person” or “group” other than the Permitted Holders (i) is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total Voting Power of Parent or (ii) acquires the right or the ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of Parent; provided that, notwithstanding the forgoing or anything to the contrary, no “Change of Control” shall have occurred (a) as a result of any transaction where all of the Voting Power of Parent outstanding immediately prior to such transaction is converted into, or exchanged for, at least a majority of the outstanding Voting Power of a Person (including any “person”) and the Permitted Holders retain the ability to elect or designate for election at least a majority of the board of directors of such Person and such Person will become the “beneficial owner” of 100% of the total Voting Power of the Parent or Parent’s successor in interest after the consummation of such transaction (such Person, a “Permitted ParentCo”) or (b) if, after giving effect to any such transaction, Delta continues to own at least 50% of the common stock of Parent (or a Permitted ParentCo) that Delta acquired pursuant to the Investment and Investment and Investor Rights Agreement, dated as of September 20, 2023, by and among Wheels Up Experience Inc. and the entities listed on Schedule A thereto (as amended, amended and restated, modified and supplemented from time to time); provided, further, that, for purposes of this “Change of Control” definition, (x) if any “person” or “group” includes one or more Permitted Holders and such Permitted Holders constitute more than 50% of the Voting Power of such person or “group,” the Voting Power of Parent owned, directly or indirectly, by any Permitted Holders that are part of such “person” or “group” shall not be treated as being beneficially owned by such “person” or “group” or any other member of such “group” for purposes of determining whether clause (i) of this definition has been triggered and (y) the terms “person,” “group” and “beneficial owner” shall have the meanings ascribed to them when such terms are used pursuant to Sections 13(d), Section 14(d) and Rule 13d-3 of the Exchange Act, respectively.

ANNEX A

[Note Purchase Agreement]

“Class” has the meaning given to such term in the Intercreditor Agreement.

“Class A-1 Trust” has the meaning set forth in the recitals to the Note Purchase Agreement.

“Class A-1 Trustee” means WTNA, as trustee of the Class A-1 Trust.

“Closing” means, in the case of any Aircraft, the consummation of the issuance of the Equipment Notes with respect to such Aircraft pursuant to the Note Purchase Agreement.

“Closing Date” means, with respect to any Aircraft, the date on which the Closing of such Aircraft occurs.

“Closing Notice” has the meaning set forth in Section 1(b) of the Note Purchase Agreement.

“Collateral Test Date” means (a) each Scheduled Collateral Test Date and (b) the date any Engine Maintenance Agreement (as defined in the Indenture) is terminated, materially modified in a manner that would adversely affect the Adjusted Fair Market Value of the relevant Aircraft, or the Company defaults in the payment of any amounts payable by it thereunder (and any relevant cure or grace period has expired), the result of which is to permit the relevant maintenance provider to terminate such Engine Maintenance Agreement.

“Commitment” has the meaning set forth in Section 1(a) of the Note Purchase Agreement.

“Commitment Fee” has the meaning set forth in Section 1(h) of the Note Purchase Agreement.

“Commitment Termination Date” means November 13, 2027. For the avoidance of doubt, the Commitments shall terminate upon receipt by Delta of notice of a Triggering Event.

“Company” means Wheels Up Partners LLC, a Delaware limited liability company.

“Concentration Breach” means any event or occurrence that results in any Concentration Limit being in excess of the applicable limit specified on Schedule II to the Note Purchase Agreement.

“Concentration Limits” means the Concentration Limits specified on Schedule II to the Note Purchase Agreement.

ANNEX A

[Note Purchase Agreement]

“Concentration Test Date” means the date of any issuance of Equipment Notes and the date of any redemption of Equipment Notes by the Company pursuant to Section 2.10(a) or Section 2.11(c) of the Indenture.

“Cut-off Date” means, with respect to any Aircraft, the earlier of (i) the Prefunding Expiry Date with respect to such Aircraft and (ii) the date on which a Triggering Event occurs.

“CTA” has the meaning set forth in Section 10 of the Note Purchase Agreement.

“Delayed Aircraft” has the meaning set forth in Section 1(e) of the Note Purchase Agreement.

“Effective Date” means the date the conditions specified in Section 3.1 of the Participation Agreement are satisfied or waived.

“Eligible Aircraft” means any aircraft of the below-listed models:

Manufacturer	Models
Bombardier	Challenger 300 / 350 / 605 / 650
Global 5000 / 5500 / 6000 / 6500 / 7500
Cessna	Citation Excel or XLS
Citation X
Embraer	Phenom 300 or 300E
Textron (including Beechcraft/Hawker Beechcraft)	Hawker 400XP
King Air 350i
Dassault	Falcon 7X / 8X / 2000LX/LXS / 2000S
Gulfstream	G450/400
G550/500
G650/600
G700

“Equipment Notes” means and includes any equipment notes issued under the Indenture in the form specified in Section 2.01 thereof (as such form may be varied pursuant to the terms of the Indenture) and any Equipment Note issued under the Indenture in exchange for or replacement of any other Equipment Note.

ANNEX A

[Note Purchase Agreement]

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FAA” means the Federal Aviation Administration of the United States.

“Facility Agent” means WTNA, as facility agent under the Loan Agreement.

“Financial Statements” means the unaudited consolidated financial statements of the Parent set forth in the Subject Filing, together with the related schedules and notes thereto.

“Financing Agreements” means, collectively, the Participation Agreement, the Indenture, the Note Purchase Agreement, the Equipment Notes, and the Maintenance Provider Consents.

“Government Entity” means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

“Guarantors” has the meaning set forth in the Notes Guarantee.

“Indenture” means the Trust Indenture and Mortgage, dated as of the Effective Date, between the Company and the Loan Trustee, in substantially in the form of Exhibit C to the Note Purchase Agreement, together with all supplements thereto (including all Indenture Supplements) entered into from time to time, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Indenture Supplement” means a supplement to the Indenture, in substantially the form of Exhibit A thereto.

“Initial Aircraft” means each of the Aircraft listed on Schedule I to the Note Purchase Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Agreement Date, among the Class A-1 Trust and the Subordination Agent.

“Junior Lien Credit Agreement” means that certain Credit Agreement, dated as of September 20, 2023, among Parent, as borrower, the subsidiaries of Parent party thereto, as guarantors, the lenders party thereto from time to time and U.S. Bank Trust Company, N.A., as administrative agent and collateral agent, as amended by Amendment No. 1 thereto, dated as of November 15, 2023, and as further amended, amended and restated, modified or supplemented from time to time.

“Law” means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

ANNEX A

[Note Purchase Agreement]

“Lenders” has the meaning set forth in the recitals to the Note Purchase Agreement.

“Liquidity Reserve Account” has the meaning set forth in Section 4(f)(i) of the Note Purchase Agreement.

“Liquidity Reserve Determination Date” means two (2) U.S. Government Securities Business Days (as defined in the Indenture) prior to each Payment Date (as defined in the Indenture).

“Liquidity Reserve Letter of Credit” means a letter of credit provided by the Company and delivered pursuant to Section 4(f) of the Note Purchase Agreement, which meets the following description or is otherwise in form and substance acceptable to the Loan Trustee, acting at the direction of the Majority Lenders (as defined in the Loan Agreement): (i) state that it is unconditional and irrevocable, (ii) be denominated in and payable in Dollars, (iii) name the Loan Trustee as a beneficiary, (iv) be freely assignable and transferable by the beneficiary, provided that this provision shall not be required if the bank does not consent thereto after the Company has used commercially reasonable efforts to obtain the consent of the issuing bank to include this provision, (v) permit partial and multiple drawings, (vi) have a term of not less than 12 months, (vii) be issued by (or, if confirmed, confirmed by) a financial institution in the United States or England (such institution assigned a long term unsecured, unsubordinated and unguaranteed debt obligations rating equal to or better than “BBB” by at least two of Moody’s Investors Service, Fitch Ratings Inc. or Standard & Poor’s), (viii) be presentable for drawing in New York or London, (ix) be subject to the ISP98 or other governing rules reasonably acceptable to the Loan Trustee and the laws of New York or England and (x) provide that in the circumstances permitted to be drawn under Section 4(f) of the Note Purchase Agreement, the beneficiary shall be entitled to make a demand thereunder in an amount up to its face value.

“Liquidity Reserve Required Amount” means, as of any Liquidity Reserve Determination Date, an amount equal to the amount of interest scheduled to accrue on the outstanding principal amount of the Series A-1 Equipment Notes during the six month period beginning on (and including) the following Payment Date and ending on (and excluding) the date six months after such Payment Date, calculated in accordance with Section 4(f)(iv) of the Note Purchase Agreement.

“Loans” has the meaning set forth in the recitals to the Note Purchase Agreement.

“Loan Trustee” means the “Mortgagee” as defined in the Operative Agreements.

“LTV Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (a) the excess of (i) the Aggregate Outstanding Principal Balance over (ii) the amount of any cash on deposit in the Cure Cash Collateral Account as of such date to (b) the sum of (i) Aggregate Appraised Value as of such date and (ii) the amount then on deposit in the Liquidity Reserve Account plus the amounts available under each Liquidity Reserve Letter of Credit.

“LTV Ratio Preservation Amount” means, in respect of any redemption of Equipment Notes pursuant to Section 2.11(c) of the Indenture (the “Subject Redemption”), the principal amount (if any) of Equipment Notes required to be redeemed under the other Indentures such that, immediately after giving effect to such Subject Redemption, no LTV Preservation Event is continuing.

ANNEX A

[Note Purchase Agreement]

“LTV Ratio Preservation Event” means, as of date of any redemption of Equipment Notes pursuant to Section 2.11(c) of the Indenture, the LTV Ratio immediately following such redemption (calculated after giving effect thereto), exceeds the Maximum LTV Ratio, in each case based on the Appraisals most recently delivered under the Note Purchase Agreement (or, prior to the six-month anniversary of the initial Closing Date, the Appraisals delivered in connection with the Initial Closing Date).

“LTV Ratio Trigger Event” means, as of any Collateral Test Date, the LTV Ratio exceeds the Maximum LTV Ratio.

“Maintenance Provider Consent” means, if applicable with respect to an Aircraft, an assignment and consent in respect of the engine maintenance agreements in respect of such Aircraft among the Company, the Loan Trustee and the related maintenance provider substantially in the form of Exhibit D-1 or D-2, as applicable, or in a form otherwise reasonably satisfactory to the Loan Trustee.

“Maximum Facility Amount” means $332,000,000, subject to any “Commitment Increase” pursuant to Section 2.1(d) of the Loan Agreement, in which case the Maximum Facility Amount will be increased by the amount of such “Commitment Increase”.

“Maximum LTV Ratio” means (a) for the period from the Effective Date through and including the fourth anniversary of the Effective Date, 75% and (b) thereafter, 70%.

“Minimum Liability Amount” means, for any Aircraft and the Indenture related thereto, $100,000,000.

“Note Purchase Agreement” means the Note Purchase Agreement to which this Annex A is attached.

“Notes Guarantee” means the Guarantee dated as of the Effective Date issued by the Guarantors for the benefit of the Loan Trustee and the applicable parties (and third party beneficiaries) to the Note Purchase Agreement, as such guarantee may be amended, supplemented or otherwise modified from time to time.

“Obligations” has the meaning given to such term in the Intercreditor Agreement.

“Operative Agreements” has the meaning given to such term in the Intercreditor Agreement.

“Parent” means Wheels Up Experience Inc., a Delaware corporation.

“Participation Agreement” means the Participation Agreement, dated as of the Effective Date, among the Company, the Class A-1 Trust, the Loan Trustee and the Subordination Agent, substantially in the form of Exhibit B to the Note Purchase Agreement, together with all supplements thereto entered into from time to time, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Permitted Holders” means any of (a)(i) Delta, (ii) CK Wheels, (iii) CIH, (iv) the lenders listed on Schedule 1 to the Junior Lien Credit Agreement, and (v) in each case, any of such Permitted Holder’s Affiliates, and (b) the officers, directors, managers, employees and members of management of Parent (or any Permitted ParentCo) and their immediate family members.

ANNEX A

[Note Purchase Agreement]

“Person” means any individual, firm, partnership, joint venture, trust, trustee, Government Entity, organization, association, corporation, limited liability company, government agency, committee, department, authority and other body, corporate or incorporate, whether having distinct legal status or not, or any member of any of the same.

“Portfolio” means, as of any date of determination, all Aircraft financed pursuant to the Indenture (excluding any such Aircraft as to which all Equipment Notes under the Indenture have been redeemed or otherwise repaid).

“Prefunding Expiry Date” has the meaning set forth in Section 1(e) of the Note Purchase Agreement.

“Prohibited Transferee” means (a)(i) any Person jointly designated as of the Effective Date as a Prohibited Transferee by the Loan Trustee and Company, (ii) any airline, commercial air carrier, air freight forwarder, entity engaged in the business of parcel transport by air or any other Person engaged in the business of operating aircraft in revenue service and any Affiliates of any of the foregoing, (b) any Person that is a competitor of Parent or its Subsidiaries or an Affiliate of such competitor, and (c) a manufacturer of (i) aircraft or engines or (ii) other equipment purchased or used by Parent or its Subsidiaries or Affiliates. Notwithstanding the foregoing, Delta is not a Prohibited Transferee.

“Required Terms” means the terms set forth on Schedule III to the Note Purchase Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Scheduled Closing Date” means, in respect of any Aircraft, the expected Closing Date of such Aircraft as specified in the applicable Closing Notice.

“Scheduled Collateral Test Date” means May 15, 2025 and each six (6) month anniversary thereof prior to the Maturity Date (as defined in the Indenture).

“Section 1110” means 11 U.S.C. § 1110 of the Bankruptcy Code or any successor or analogous Section of the federal bankruptcy Law in effect from time to time.

“Security Trustee” means WTNA, as security trustee under the Loan Agreement.

“Series A-1 Equipment Notes” means the “Series A-1 Equipment Notes” as defined in the Indenture.

“Shortfall Amount” has the meaning set forth in Section 4(f)(ii) of the Note Purchase Agreement.

“Subject Filing” means the Parent’s Quarterly Report on Form 10-Q for the three months ended September 30, 2024 as filed with the SEC on November 7, 2024.

ANNEX A

[Note Purchase Agreement]

“Subordination Agent” has the meaning set forth in the first paragraph of the Note Purchase Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, association or limited liability company or (c) the beneficial interest in such trust or estate is at the time of determination directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Taxes” means all license, recording, documentary, registration and other similar fees and all taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by any Taxing Authority, together with any penalties, additions to tax, fines or interest thereon or additions thereto.

“Taxing Authority” means any federal, state or local government or other taxing authority in the United States, any foreign government or any political subdivision or taxing authority thereof, any international taxing authority or any territory or possession of the United States or any taxing authority thereof.

“Threshold Amount” means, for any Aircraft and the Indenture related thereto, $100,000.

“Triggering Event” has the meaning assigned to such term in the Intercreditor Agreement.

“Voting Power” of any Person means the power to vote, or direct the vote of, the Voting Stock of such Person (rather than simply the number of shares of Voting Stock held in respect of such Person).

“Voting Stock” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Weighted Average Age” means, as of any date of determination, the quotient of (a) the sum of each Weighted Average Age Component for each Aircraft over (b) the Aggregate Appraised Value as of such date of determination.

“Weighted Average Age Component” means, as of any date of determination, for any Aircraft, the product of (i) such Aircraft’s Adjusted Fair Market Value and (ii) the Age of such Aircraft as of such date of determination.

“WTNA” has the meaning set forth in the first paragraph of the Note Purchase Agreement.

ANNEX A

[Note Purchase Agreement]

EXHIBIT A to
Note Purchase Agreement

FORM OF CLOSING NOTICE

Dated as of [_________]

To each of the addressees listed
in Schedule A hereto

Re:	Closing Notice in accordance with Note Purchase Agreement referred to below

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement, dated as of November 13, 2024, among Wheels Up Partners LLC (the “Company”), Wheels Up Class A-1 Loan Trust 2024-1 (the “Class A-1 Trust”) and Wilmington Trust, National Association, as Subordination Agent under the Intercreditor Agreement (as in effect from time to time, the “Note Purchase Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Note Purchase Agreement or, to the extent not defined therein, the Intercreditor Agreement.

Pursuant to Section 1(b) of the Note Purchase Agreement, the undersigned hereby notifies you, in respect of the aircraft described on Part I of Schedule B hereto ([each, an “Aircraft” and collectively,] the “Aircraft”), of the following:

(1)            The expected Closing Date of the Aircraft is [_________];

(2)            The Original Amount of each series of Equipment Notes to be issued, and purchased by the Class A-1 Trust, on the Closing Date, in connection with the financing of such Aircraft is as set forth on Part II of Schedule B hereto; and

(3)            the Class A-1 Trust shall purchase Series A-1 Equipment Notes in respect of the Aircraft in the aggregate amount of $[__________].

The Company hereby instructs the Class A-1 Trust to (a) enter into the Participation Agreement Supplement in respect of the Aircraft, dated as of [___________], among the Company, as Owner, and Wilmington Trust, National Association, as Mortgagee and Subordination Agent, (b) perform its obligations under the Participation Agreement in respect of the Aircraft and (c) deliver such certificates, documents and legal opinions relating to such Class A-1 Trust as required thereby.

EXHIBIT A Page 1

[Note Purchase Agreement]

Yours faithfully,

Wheels Up Partners LLC

By:
Name:
Title:

EXHIBIT A Page 2

[Note Purchase Agreement]

Schedule A to Closing Notice

Wilmington Trust, National Association,

As Subordination Agent and Paying Agent

Address: 1100 North Market Street
Wilmington, Delaware 19890-1605
United States of America
Attention: Corporate Trust Administration
Email: ajwalker1@wilmingtontrust.com
Facsimile: (302) 636-4140

Wheels Up Class A-1 Loan Trust 2024-1

c/o Wilmington Trust, National Association,

Address: 1100 North Market Street
Wilmington, Delaware 19890-1605
United States of America
Attention: Corporate Trust Administration
Email: ajwalker1@wilmingtontrust.com
Facsimile: (302) 636-4140

EXHIBIT A Page 3

[Note Purchase Agreement]

Schedule B to Closing Notice

Part I

Description of Aircraft

Part II

Original Amount

EXHIBIT A Page 4

[Note Purchase Agreement]

EXHIBIT B to
Note Purchase Agreement

FORM OF PARTICIPATION AGREEMENT

EXHIBIT B Page 1

[Note Purchase Agreement]

EXHIBIT C to
Note Purchase Agreement

FORM OF INDENTURE

EXHIBIT C Page 1

[Note Purchase Agreement]

EXHIBIT D-1 to
Note Purchase Agreement

FORM OF Maintenance Provider Consent (PRATT & WHITNEY - GMCP)

EXHIBIT D Page 1

[Note Purchase Agreement]

EXHIBIT D-2 to
Note Purchase Agreement

FORM OF Maintenance Provider Consent (PRATT & WHITNEY – EAGLE SERVICE PLAN)

EXHIBIT D Page 2

[Note Purchase Agreement]

EXHIBIT E to
Note Purchase Agreement

[Form of CFO Certificate]

EXHIBIT E Page 1

[Note Purchase Agreement]

EXHIBIT F to
Note Purchase Agreement

[Form of LTV Certificate]

EXHIBIT F Page 1